Exhibit 5.1

May 23, 2023

InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel, 6744832

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to InspireMD, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 23, 2023 (the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the Registration Statement. The Registration Statement relates to the resale from time to time by the selling stockholders listed in the Registration Statement of up to 77,484,492 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (i) 10,266,270 outstanding shares of Common Stock (the “Shares”), (ii) up to 15,561,894 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), and (iii) up to 51,656,328 shares of Common Stock (together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding warrants (together with the Pre-Funded Warrants, the “Warrants”). The Warrants may also be exercised into pre-funded warrants if the selling stockholder is unable to exercise the Warrant due to certain beneficial ownership limitations, if applicable, or otherwise at the selling stockholder’s election and the term “Warrant Shares” as used in the opinion set forth herein shall also include the shares of Common Stock underlying such pre-funded warrants and the term “Warrants” as used in the opinion set forth herein shall also include such pre-funded warrants. The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated May 12, 2023, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company, the authorization and issuance of the Shares and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Securities Purchase Agreement, (v) the Warrants, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, and that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Greenberg Traurig, LLP | Attorneys at Law

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www.gtlaw.com

May 23, 2023

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law

www.gtlaw.com